Exhibit 3

EXCLUSIVITY AGREEMENT

May     , 2011

Ladies and Gentlemen:

In conjunction with our letter dated May 12, 2011 regarding a possible acquisition transaction (the “Transaction”) involving Conmed Healthcare Management, Inc. (“Conmed”), and in consideration of the investment of time and expense that will be required by James H. Desnick, M.D. and his affiliates (“Desnick”) in their evaluation of a possible Transaction, Conmed and Desnick agree as follows:

From the date hereof until the earlier of (i) 5:00 p.m., Los Angeles time, on     , 2011, and (ii) the date on which a definitive agreement with respect to the Transaction is entered into (the “Exclusivity Period”), Conmed shall not, either directly or indirectly through its officers, directors, advisors or other representatives, (a) solicit, initiate or encourage the submission of proposals or offers relating to, (b) respond to any submissions, proposals or offers relating to (other than to communicate that Conmed is not interested in considering such submissions, proposals or offers at such time), (c) engage in any negotiations or discussions with any person relating to, or (d) furnish any confidential information that might be useful to any person in considering, any acquisition, however structured, recapitalization or similar transaction involving all or any substantial portion of Conmed business, securities or assets (an “Alternative Transaction”). Conmed shall promptly provide to Desnick notice of the receipt of any submissions, proposals, offers or inquiries concerning a possible Alternative Transaction made during the Exclusivity Period.

This Exclusivity Agreement does not constitute an agreement or understanding between the parties to enter into the Transaction or any other transaction. Levine Leichtman Capital Partners, Inc. and its affiliates, which is a party to a Financing Letter dated May 12, 2011 with Desnick, shall be a third party beneficiary of the provisions of this Exclusivity Agreement. This Exclusivity Agreement shall be governed by Delaware law.

Please acknowledge your agreement and acceptance of the foregoing by signing in the space indicated below.

Very truly yours,

James H. Desnick, M.D.

Agreed and accepted on May     , 2011 by:

CONMED HEALTHCARE MANAGEMENT, INC.

By:
Name:
Title: